EXHIBIT 99(a)

News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311  Fax:  (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:     Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Announces Annual
Net Income Increase of 4%

Glenville, New York – January 18, 2011

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced net income of $29.3 million for the year ended December 31, 2010, up 4.3% compared to the $28.1 million reported for 2009.  Earnings per share rose to $0.381 for 2010, compared to $0.368 for 2009.  2010 was marked by continued core balance sheet growth as well as improvement of the net interest margin.  Making the earnings announcement was Robert J. McCormick, President and Chief Executive Officer.  Mr. McCormick noted, “We are pleased that 2010 results continued a 2009 trend of solid earnings and growth and look forward to 2011 with optimism as our internal trends remain positive.  The banking industry still faces challenges, but the progress we have made this year has helped to position the Company for future growth and profitability.”  Return on average equity and return on average assets were 11.48% and 0.77%, respectively, for 2010, compared to 11.72% and 0.79% for 2009.

Mr. McCormick also noted “For our national economy, 2010 was another year of limited economic growth, with significant financial and economic problems remaining despite more stable financial markets.  Although some of those problems have eased, other core economic issues remain, particularly the level of unemployment both nationally and regionally.  TrustCo’s long-term focus on traditional lending criteria and conservative balance sheet management has helped us avoid most aspects of these problems.  This has enabled us to maintain an extremely strong balance sheet and continued profitability, and allowed us to focus on conducting business rather than putting out fires.  We are particularly encouraged by the continued growth of our core loan and deposit portfolios.”

TrustCo continued to report strong growth in loans and deposits on a year-over-year basis.  For the year ended December 31, 2010, average loans were up $116.3 million or 5.3% compared to 2009, while average deposits rose $210.5 million or 6.6% over the same period.  With the major branch expansion program complete, two new offices were opened during the full year 2010, bringing the total to 133.  Over the prior five years, an average of over eleven branches were opened per year.  Mr. McCormick noted that, “We are pleased with the results of our expansion program and continue to work hard to fully capitalize on our expanded branch network.  Our success in growing loans and deposits provides the basic building blocks that we believe will help drive profit growth over the coming years.”

The Company’s net interest margin was 3.50% for 2010, compared to 3.27% for 2009, and was 3.43% for the fourth quarter of 2010, compared to 3.51% in the fourth quarter of 2009 and to 3.42% in the third quarter of 2010.  Net income was impacted by a loan loss provision of $23.2 million for 2010, compared to a provision of $11.3 million in 2009.  For the fourth quarter of 2010, net income was $6.9 million, equal to diluted earnings per share of $0.090, as compared to net income of $8.5 million and diluted earnings per share of $0.112 for the fourth quarter of 2009.  The loan loss provision was $5.5 million in the fourth quarter of 2010, compared to $3.4 million in the fourth quarter of 2009 and to $5.9 million in the third quarter of 2010.

Nonperforming loans declined to $48.8 million as of December 31, 2010, compared to $50.6 million as of September 30, 2010, and remain at manageable levels.  Nonperforming loans were $46.0 million as of December 31, 2009.  The allowance for loan losses as a percentage of gross loans and as a multiple of net charge-offs remains strong.  At December 31, 2010, nonperforming loans were equal to 2.07% of total loans, up slightly from 2.02% at the end of the 2009, but down from 2.15% at the end of the third quarter of 2010.  The allowance for loan losses increased to 0.9 times nonperforming loans, compared to 0.8% at both year-end 2009 and at the end of the third quarter of 2010.  Reserves to total loans increased to 1.78% at December 31, 2010 from 1.65% a year earlier and from 1.74% at the end of the third quarter of 2010.

Mr. McCormick also announced the Board of Directors elected William J. Purdy Chairman of the Board for the period of January 1, 2011 to December 31, 2011, pursuant to a recently adopted policy improving corporate governance by rotating the Chairman position among independent directors on an annual basis.

TrustCo Bank Corp is a $4.0 billion bank holding company and through its subsidiary, Trustco Bank, operates 133 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Trustco Bank Corp NY
Glenville, NY

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
(Unaudited)
			Three Months Ended
	12/31/10		09/30/10	12/31/09
Summary of operations
Net interest income (TE)	$32,353		31,998	31,362
Provision for loan losses	5,500		5,900	3,400
Net securities transactions	877		934	886
Net trading losses	-		-	-
Noninterest income	3,720		3,905	4,114
Noninterest expense	20,656		18,984	19,056
Net income	6,904		8,358	8,482

Per common share
Net income per share:
- Basic	$0.090		0.109	0.112
- Diluted	0.090		0.109	0.112
Cash dividends	0.066		0.066	0.063
Tangible Book value at period end	3.31		3.39	3.20
Market price at period end	6.34		5.56	6.30

At period end
Full time equivalent employees	738		720	732
Full service banking offices	133		133	131

Performance ratios
Return on average assets	0.71%		0.86	0.92
Return on average equity	10.49		12.81	13.71
Efficiency (1)	53.25		49.06	50.89
Net interest spread (TE)	3.33		3.31	3.35
Net interest margin (TE)	3.43		3.42	3.51
Dividend payout ratio	73.33		60.46	56.64

Capital ratios at period end (2)
Total equity to assets	6.56%		6.71	6.71
Tier 1 risk adjusted capital	12.57		12.50	12.04
Total risk adjusted capital	13.83		13.76	13.30

Asset quality analysis at period end
Nonperforming loans to total loans	2.07%		2.15	2.02
Nonperforming assets to total assets	1.42		1.44	1.50
Allowance for loan losses to total loans	1.78		1.74	1.65
Coverage ratio (3)	0.9	X	0.8	0.8

(1)
Calculated as noninterest expense (excluding ORE income/expense and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, unrealized trading gains and losses and one-time income items).

(2)	Capital ratios exclude the effect of accumulated other comprehensive income.
(3)	Calculated as allowance for loan losses divided by total nonperforming loans.
TE	= Taxable equivalent.

FINANCIAL HIGHLIGHTS, Continued

(dollars in thousands, except per share data)
(Unaudited)
	Year Ended
	12/31/10	12/31/09
Summary of operations
Net interest income (TE)	$128,963	114,029
Provision for loan losses	23,200	11,310
Net securities transactions	3,352	1,848
Net trading losses	-	(350)
Noninterest income	15,599	17,766
Noninterest expense	78,964	76,581
Net income	29,321	28,120

Per common share
Net income per share:
- Basic	$0.381	0.368
- Diluted	0.381	0.368
Cash dividends	0.256	0.298
Tangible Book value at period end	3.31	3.20
Market price at period end	6.34	6.30

Performance ratios
Return on average assets	0.77%	0.79
Return on average equity	11.48	11.72
Efficiency (1)	50.77	55.18
Net interest spread (TE)	3.38	3.06
Net interest margin (TE)	3.50	3.27
Dividend payout ratio	67.25	80.90

(1)
Calculated as noninterest expense (excluding ORE income/expense and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, unrealized trading gains and losses and one-time income items).

TE	= Taxable equivalent.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands)
(Unaudited)
	12/31/10	12/31/09

ASSETS

Loans, net	$2,313,354	2,243,945
Securities available for sale	891,601	810,365
Held to maturity securities	191,712	374,871
Federal funds sold and other short-term investments	400,183	100,636

Total earning assets	3,796,850	3,529,817

Cash and due from banks	44,067	45,258
Bank premises and equipment	36,632	37,793
Other assets	77,235	67,029

Total assets	$3,954,784	3,679,897

LIABILITIES
Deposits:
Demand	$251,091	258,759
Interest-bearing checking	441,520	405,383
Savings	774,366	665,463
Money market	602,803	393,779
Certificates of deposit (in denominations of $100,000 or more)	456,837	486,190
Other time deposits	1,027,470	1,095,586

Total deposits	3,554,087	3,305,160

Short-term borrowings	124,615	107,728
Other liabilities	20,642	21,331

Total liabilities	3,699,344	3,434,219

SHAREHOLDERS' EQUITY	255,440	245,678

Total liabilities and shareholders' equity	$3,954,784	3,679,897

Number of common shares outstanding, in thousands	77,130	76,651

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended
	12/31/10	09/30/10	12/31/09

Interest income
Loans	$32,122	32,297	31,730
Investment securities	7,227	7,529	9,154
Federal funds sold and other short term investments	259	258	483

Total interest income	39,608	40,084	41,367

Interest expense
Deposits	7,250	8,093	10,217
Borrowings	427	438	481

Total interest expense	7,677	8,531	10,698

Net interest income	31,931	31,553	30,669

Provision for loan losses	5,500	5,900	3,400

Net interest income after provision for loan losses	26,431	25,653	27,269

Net securities transactions	877	934	886
Noninterest income	3,720	3,905	4,114
Noninterest expense	20,656	18,984	19,056

Income before income taxes	10,372	11,508	13,213
Income tax expense	3,468	3,150	4,731

Net income	$6,904	8,358	8,482

Net income per share:
- Basic	$0.090	0.109	0.112
- Diluted	0.090	0.109	0.112

Avg equivalent shares outstanding, in thousands:
- Basic	77,113	76,990	76,696
- Diluted	77,113	76,990	76,696

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)
(Unaudited)

	Year Ended
	12/31/10	12/31/09

Interest income
Loans	$128,148	125,199
Investments	33,066	33,973
Federal funds sold and other short term investments	909	2,188

Total interest income	162,123	161,360

Interest expense
Deposits	33,222	47,743
Borrowings	1,776	1,708

Total interest expense	34,998	49,451

Net interest income	127,125	111,909

Provision for loan losses	23,200	11,310

Net interest income after provision for loan losses	103,925	100,599

Net securities transactions	3,352	1,848
Net trading losses	-	(350)
Noninterest income	15,599	17,766
Noninterest expense	78,964	76,581

Income before income taxes	43,912	43,282
Income tax expense	14,591	15,162

Net income	$29,321	28,120

Net income per share:
- Basic	$0.381	0.368
- Diluted	0.381	0.368

Avg equivalent shares outstanding, in thousands:
- Basic	76,935	76,482
- Diluted	76,935	76,482